UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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EXTREME NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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EXTREME NETWORKS BOARD OF DIRECTORS RECOMMENDS A VOTE

AGAINST SHAREHOLDER PROPOSAL

SANTA CLARA, Calif., April 25, 2012 — The Board of Directors (the “Board”) of Extreme Networks, Inc. (Nasdaq: EXTR) today reiterated its recommendation that shareholders vote AGAINST the shareholder proposal requesting the redemption of the rights issued pursuant to the company’s Rights Plan. The Board continues to believe the Rights Plan is being prudently used to protect the Company’s substantial net operating losses (“NOL”) position, which as of July 3, 2011, was $262.1M and $92.3.M, for federal and state tax purposes respectively.

In April 2011, the Company amended its Rights Plan to, among other things, include provisions designed to retain the Company’s NOL and prevent changes in the company’s stockholder base from inadvertently impairing the value of the Company’s substantial NOLs and thereby materially diminishing the enterprise value of the Company for stockholders. In addition, the Company changed the Rights Plan to an annual plan so that the current Board can reassess the Rights Plan and determine whether to extend or terminate it each year. This action was taken in consultation with legal and tax advisors and performed in a deliberate, thoughtful manner and in furtherance of our Board’s fiduciary duties to protect stockholder value.

In general, the Rights Plan provides that stockholders shall not hold in excess of 4.95% of the Company’s outstanding common stock in order to protect the NOL asset. The Board will continue to consider exemptions, and has previously granted exemptions to investors (including Starboard Value and Opportunity Fund, Ltd) that have allowed such investors to exceed the 4.95% ownership limit under the Rights Plan. In such situations, the Board, in consultation with legal and tax advisors, determined that such exemptions would not trigger impairment of the Company’s NOL under the relevant Internal Revenue Service calculations and would therefore not threaten the usage of the Company’s NOL position.

The Board continues to believe that not redeeming the rights issued pursuant to the Rights Plan and maintaining the Rights Plan is consistent with, and in furtherance of, its fiduciary duties and is in stockholders’ best interests.

The Company’s Annual Meeting of Stockholders will be held on Thursday, April 26, 2012 at 2:00 p.m. Pacific Time at the Executive Briefing Center at the Company’s headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

The Company encourages all stockholders to carefully read the definitive proxy statement for the Annual Meeting, as amended, as first filed with the SEC on March 21st 2012.

Extreme Networks, Inc.

Extreme Networks is a market leader in high performance Ethernet switching for cloud, data center and mobile networks. Based in Santa Clara, CA, Extreme Networks has more than 6,000 customers in more than 50 countries. Find more information at http://www.extremenetworks.com